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                                                                    EXHIBIT 99.2


                 CenterPoint Energy Prices $500 Million of 3.75%
                        Convertible Senior Notes due 2023

HOUSTON, May 13 -- CenterPoint Energy, Inc. (NYSE: CNP) today announced that it has entered into an agreement, subject to standard closing conditions, for the sale of $500 million of 3.75 percent convertible senior notes due 2023. The company has granted to the initial purchasers an option to purchase up to an additional $75 million of convertible notes. The net proceeds from this offering will be used to repay a portion of the outstanding indebtedness under the company's existing $3.8 billion credit facility. The sale of the convertible notes is expected to close on May 19, 2003.

The convertible notes will be senior unsecured obligations of the company. Noteholders may convert the notes at an initial conversion rate of 86.3558 shares of CenterPoint Energy common stock per $1,000 principal amount of notes, which represents a conversion price of $11.58 per common share, under certain circumstances, including if the closing sale price of the common stock equals or exceeds 120 percent of the conversion price for a specified period of time.

The convertible notes will bear interest at 3.75 percent annually. The company will also pay contingent interest during any six-month interest period beginning May 15, 2008, in which the trading price of the convertible notes for a specified period of time equals or exceeds 120 percent of their principal amount.

Also, beginning May 15, 2008, the company may redeem any of the convertible notes at 100 percent of the principal amount redeemed plus accrued and unpaid interest. In addition, noteholders may require the company to redeem the notes on May 15 of 2008, 2013 and 2018 or in the event of certain fundamental changes at 100 percent of the principal amount redeemed plus accrued and unpaid interest.

The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.